EXHIBIT 99.1

Carolina Bank Holdings, Inc. Reports EPS of $0.02 for the First Quarter of 2014

GREENSBORO, N.C., April 28, 2014 (GLOBE NEWSWIRE) -- Carolina Bank Holdings, Inc. (Nasdaq:CLBH) today reported first quarter 2014 results with highlights as follows:

1st Quarter Financial Highlights

  Average non-interest bearing demand deposits increased 13.8% in the first quarter of 2014 from the first quarter of 2013.
  Loans held for investment increased $4.8 million during the first quarter to $448.9 million at March 31, 2014; however, average balances increased $22.4 million during the first quarter of 2014 from the fourth quarter of 2013.
  The net interest margin, computed on a fully taxable basis, improved to 3.75% in the first quarter of 2014 from 3.46% in the fourth quarter of 2013.
  Mortgage banking gross revenues decreased $2.6 million to $1.3 million for the first quarter of 2014 from the first quarter of 2013. The Mortgage Division incurred a net loss of $435,000 in the first quarter of 2014 compared to net income of $687,000 in the first quarter of 2013.
  Excluding the loss from the Mortgage Division and an additional loan loss provision of $540,000 ($340,000 after-tax) for an impaired loan, net income available to common stockholders would have been approximately $849,000, or $0.25 diluted EPS.
  Diluted net income per common share decreased to $0.02 in the first quarter of 2014 from $0.42 in the first quarter of 2013. Net income available to common stockholders was $74,000 and $1,414,000 for the first quarters of 2014 and 2013, respectively.
  Noninterest expense decreased $1.0 million, or 14.2%, in the first quarter of 2014 from the first quarter of 2013.
  Non-performing assets decreased $1.0 million during the first quarter to $18.1 million at March 31, 2014.
  Our Winston-Salem office was relocated to Stratford Road, the most desirable shopping area, in December 2013 and was fully staffed during the first quarter of 2014. Construction recently began on our second Winston-Salem office on Peace Haven Road.
  Carolina Bank, the subsidiary of Carolina Bank Holdings, Inc., continued to maintain 'Well Capitalized' status, the highest regulatory capital measure. Capital ratios at March 31, 2014 for Carolina Bank were 8.97% for Tier 1 leverage, 11.13% for Tier 1 risk-based, and 13.79% for total risk-based.

Robert T. Braswell, President and CEO, commented, "We continue to build value for our shareholders through our reduction in non-performing assets, by increasing our loans held for investment, and by growing non-interest bearing deposits. As a result of our progress, our net interest margin increased to 3.75% in the first quarter of 2014 from 3.46% in the fourth quarter of 2013. We are increasing our strong base in the Piedmont Triad through the recent relocation of our Winston-Salem office to Stratford Road and the construction of a new office on Peace Haven Road."

"We were disappointed in our first quarter 2014 results but believe several unusual factors negatively impacted results. The severe cold weather put a damper on our mortgage loan originations which resulted in a quarterly net loss from our Mortgage Division even though we significantly reduced our staffing in 2013. We have seen an upswing in mortgage applications recently which indicates future improvement. We have also expanded the footprint of our Wholesale Mortgage Division into several new states. In addition to the cold weather, we increased our loan loss provision by $540,000 for one loan relationship that I highlighted in my last report as not meeting our high current standards. We believe we are fully reserved in this loan relationship based on new appraisals and estimated cash flows," said Braswell.

Braswell further commented, "It is a pleasure to announce several recent additions and retirements to our Carolina Bank family. Abby Donnelly joined our Board of Directors in April to replace George Carr who is retiring and has served us admirably since 2000. Rich Spiker joined us in late 2013 and has transitioned well as our new Chief Lending Officer to replace Gunnar Fromen who has served us tirelessly since 1998. Andy McDowell joined us in the first quarter of 2014 as Market Executive for Winston-Salem to replace Gerald Church who is retiring but will continue to assist us in a customer marketing role. All of our new staff have significant business and banking experience and should contribute substantially to our future financial performance."

About the Company

Carolina Bank, the banking subsidiary of Carolina Bank Holdings, Inc. began banking operations on November 25, 1996. The parent company is a North Carolina corporation organized in 2000. The bank is engaged in lending and deposit gathering activities in the Piedmont Triad of North Carolina, with operations in four counties: Guilford, Alamance, Forsyth and Randolph. The bank has eight full-service banking locations, four in Greensboro, one in Asheboro, one in High Point, one in Burlington, and one in Winston-Salem. Residential mortgage loan production offices are located in Burlington, Chapel Hill, Hillsborough, and Sanford in addition to a wholesale residential mortgage operation in Greensboro. The Company's stock is listed on the NASDAQ Global Market under the symbol CLBH. Further information is available on the Company's web site: www.carolinabank.com.

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission. Carolina Bank Holdings, Inc. undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Carolina Bank Holdings, Inc. and Subsidiary
Consolidated Balance Sheets
	March 31, 2014	December 31, 2013
	(unaudited)
	(in thousands, except share data)
Assets
Cash and due from banks	$ 11,465	$ 6,037
Interest-bearing deposits with banks	38,048	58,859
Bank term deposits	11,865	11,118
Securities available-for-sale, at fair value	65,191	62,016
Securities held-to-maturity	16,575	14,810
Loans held for sale	30,218	28,382
Loans	448,858	444,087
Less allowance for loan losses	(8,289)	(7,663)
Net loans	440,569	436,424
Premises and equipment, net	18,439	18,261
Other real estate owned	1,494	2,329
Bank-owned life insurance	11,216	11,129
Other assets	12,285	12,442
Total assets	$ 657,365	$ 661,807

Liabilities and Stockholders' Equity
Deposits
Non-interest bearing demand	$ 88,623	$ 84,911
NOW, money market and savings	340,983	342,970
Time	146,244	151,216
Total deposits	575,850	579,097

Advances from the Federal Home Loan Bank	2,860	2,885
Securities sold under agreements to repurchase	1,596	3,032
Subordinated debentures	19,610	19,610
Other liabilities and accrued expenses	7,493	7,579
Total liabilities	607,409	612,203

Stockholders' equity
Preferred stock, no par value, authorized 1,000,000 shares; issued and outstanding 10,994 shares in 2014 and 2013	10,994	10,994
Common stock, $1 par value; authorized 20,000,000 shares; issued and outstanding 3,429,640 in 2014 and 3,428,776 in 2013	3,430	3,429
Additional paid-in capital	16,233	16,226
Retained earnings	18,410	18,336
Stock in directors' rabbi trust	(1,420)	(1,347)
Directors' deferred fees obligation	1,420	1,347
Accumulated other comprehensive income	889	619
Total stockholders' equity	49,956	49,604
Total liabilities and stockholders' equity	$ 657,365	$ 661,807

Carolina Bank Holdings, Inc. and Subsidiary
Consolidated Statements of Income (unaudited)

	Three Months Ended March 31,
	2014	2013
	(in thousands, except per share data)
Interest income
Loans	$ 5,754	$ 6,719
Investment securities, taxable	420	248
Investment securities, non taxable	142	106
Interest from deposits in banks	60	18
Total interest income	6,376	7,091

Interest expense
NOW, money market and savings	236	320
Time deposits	418	520
Other borrowed funds	164	188
Total interest expense	818	1,028

Net interest income	5,558	6,063
Provision for loan losses	770	400
Net interest income after provision for loan losses	4,788	5,663
Non-interest income
Service charges	299	252
Mortgage banking income	1,333	3,895
Gain on sale of investment securities	49	22
Other	69	145
Total non-interest income	1,750	4,314

Non-interest expense
Salaries and benefits	3,835	4,748
Occupancy and equipment	761	747
Foreclosed property expense	105	331
Professional fees	458	186
Outside data processing	251	259
FDIC insurance	134	169
Advertising and promotion	321	206
Stationery, printing and supplies	137	153
Other	333	583
Total non-interest expense	6,335	7,382

Income before income taxes	203	2,595
Income tax expense (benefit)	(62)	877
Net income	265	1,718
Dividends and accretion on preferred stock	191	304
Net income available to common shareholders	$ 74	$ 1,414

Net income per common share	$ 0.02	$ 0.42
Basic	$ 0.02	$ 0.42
Diluted

Carolina Bank Holdings, Inc.
Consolidated Financial Highlights
First Quarter 2014
(unaudited)
	Quarterly					Years Ended
($ in thousands except for share data)	1st Qtr 2014	4th Qtr 2013	3rd Qtr 2013	2nd Qtr 2013	1st Qtr 2013	2013	2012

EARNINGS
Net interest income	$ 5,558	5,360	5,302	5,590	6,063	22,315	24,187
Provision for loan losses	$ 770	2,350	600	100	400	3,450	2,360
NonInterest income	$ 1,750	2,909	2,905	4,206	4,314	14,334	19,650
NonInterest expense	$ 6,335	6,475	6,229	7,534	7,382	27,620	30,243
Net income (loss)	$ 265	(201)	1,023	1,470	1,718	4,010	7,502
Net income (loss) available to common stockholders	$ 74	(425)	776	1,164	1,414	2,928	6,276
Basic earnings (loss) per common share	$ 0.02	(0.12)	0.23	0.34	0.42	0.86	1.85
Diluted earnings (loss) per common share	$ 0.02	(0.12)	0.23	0.34	0.42	0.85	1.85
Average common shares outstanding	3,428,891	3,428,776	3,423,961	3,403,347	3,387,813	3,410,974	3,387,045
Average diluted common shares outstanding	3,433,381	3,437,015	3,435,335	3,423,373	3,411,335	3,426,764	3,395,383

PERFORMANCE RATIOS
Return on average assets **	0.05%	-0.25%	0.46%	0.70%	0.85%	0.44%	0.93%
Return on average common equity **	0.77%	-4.29%	7.93%	12.04%	14.69%	7.52%	18.05%
Net interest margin (fully-tax equivalent) *	3.75%	3.46%	3.46%	3.65%	3.94%	3.59%	3.89%
Efficiency ratio	85.85%	77.70%	75.27%	76.50%	70.78%	74.88%	68.68%
# full-time equivalent employees - period end	194	191	203	215	215	191	208

CAPITAL
Equity to period-end assets	7.60%	7.50%	7.54%	8.09%	8.21%	7.50%	7.79%
Common tangible equity to assets	5.93%	5.83%	5.91%	5.74%	5.89%	5.83%	5.53%
Tier 1 leverage capital ratio - Bank	8.97%	8.86%	8.81%	9.39%	9.34%	8.86%	9.23%
Tier 1 risk-based capital ratio - Bank	11.13%	11.19%	11.67%	12.68%	12.23%	11.19%	11.27%
Total risk-based capital ratio - Bank	13.79%	13.85%	14.76%	15.81%	15.28%	13.85%	14.18%
Book value per common share	$ 11.36	11.26	11.51	11.23	11.72	11.26	11.30

ASSET QUALITY
Net charge-offs	$ 144	2,388	3,030	208	105	5,731	4,209
Net charge-offs to average loans *	0.13%	2.21%	2.85%	0.20%	0.09%	1.33%	0.90%
Allowance for loan losses	$ 8,289	7,663	7,701	10,131	10,239	7,663	9,944
Allowance for loan losses to loans held invst.	1.85%	1.73%	1.79%	2.42%	2.37%	1.73%	2.15%
Nonperforming loans	$ 16,610	16,731	19,606	16,501	10,806	16,731	13,067
Performing restructured loans	$ 10,145	10,381	10,933	14,151	14,391	10,381	13,822
Other real estate owned	$ 1,494	2,329	3,446	4,031	7,555	2,329	5,940
Nonperforming loans to loans held for investment	3.70%	3.77%	4.55%	3.95%	2.50%	3.77%	2.83%
Nonperforming assets to total assets	2.75%	2.88%	3.45%	3.07%	2.72%	2.88%	2.75%

END OF PERIOD BALANCES
Total assets	$ 657,365	661,807	667,833	669,489	674,764	661,807	691,868
Total loans held for investment	$ 448,858	444,087	430,736	418,158	431,754	444,087	461,728
Total deposits	$ 575,850	579,097	584,494	581,404	585,954	579,097	590,925
Stockholders' equity	$ 49,956	49,604	50,383	54,192	55,389	49,604	53,862

AVERAGE BALANCES
Total assets	$ 657,959	664,516	671,632	671,745	678,373	671,529	671,376
Total earning assets	$ 617,147	622,481	629,994	627,855	629,687	627,491	626,735
Total loans held for investment	$ 454,039	431,602	425,271	423,587	449,704	432,471	465,478
Total non interest-bearing demand deposits	$ 87,597	87,987	85,972	78,299	76,952	82,343	62,155
Common stockholders' equity	$ 38,947	39,339	38,803	38,764	39,044	38,927	34,761

* annualized for all periods presented
**return on average assets and on average common equity are computed using net income available to common stockholders
CONTACT: Carolina Bank Holdings, Inc.
         T. Allen Liles, EVP and CFO
         Telephone: 336-286-8746
         Email: a.liles@carolinabank.com